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UHY Haines Norton
Chartered Accountants

Level 9, 1 York Street
Sydney NSW 2000

GPO Box 4137
Sydney NSW 2001

T + 61 2 9256 6600
E sydney@uhyhnsyd.com.au

uhyhnsydney.com.au

Gelteq Limited

The Directors

Level 4, 100 Albert Road, South Melbourne

VIC, 3025

Dear Directors,

We hereby consent to the inclusion in this Registration Statement on Form F-1 of our report dated December 4, 2023 relating to the consolidated financial statements of Gelteq Limited and its subsidiaries as of June 30, 2023 and for the year then ended. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

UHY Haines Norton

UHY Haines Norton

Sydney

30 June 2025